CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
COMMAND SECURITY CORPORATION

(Under Section 805 of the Business Corporation Law)

The undersigned, being the President and Secretary, respectively, of Command Security Corporation (referred to herein as the “Corporation”), hereby certify as follows:

1.           The name of the corporation is COMMAND SECURITY CORPORATION.

2.           The original Certificate of Incorporation of the Corporation was filed by the Department of State on May 9, 1980, under the name of R. J. Thompson Inc. (such Certificate of Incorporation, as it may have been amended prior to the date hereof, is referred to herein as the “Original Certificate”).

The Original Certificate is hereby amended (the “Amendment”) to increase the number of authorized shares of common stock, par value $.0001 per share, from 20,000,000 shares to 50,000,000 shares.  The number of issued and outstanding shares of stock of the Corporation will not change as a result of the Amendment.  The number of authorized and unissued shares of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”),  will change as a result of the Amendment from 9,127,902 unissued shares of Common Stock to 39,127,902 unissued shares of Common Stock, in each case as of the date of this Amendment.

Paragraph  FOURTH of the Original Certificate, which sets forth the number of shares the Corporation is authorized to issue, is amended and restated in its entirety to read as follows:

“FOURTH.  The aggregate number of shares of all classes of stock that the Corporation has authority to issue is 51,000,000 shares, consisting of (i) 50,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock”).  The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), provided that a majority of the independent members of the Board of Directors shall have approved or consented to such adoption.  Authority is vested in the Board of Directors to establish and designate in such resolution or resolutions the series of the Preferred Stock and to fix the rights, preferences and limitations of each series.

No holder of shares of any class of stock of the Corporation shall be entitled as of right to subscribe for, purchase or receive any new or additional shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase, shares of any class; but all such new or additional shares of any class, or notes, bonds, debentures or other securities convertible into, or carrying options or warrants to purchase, shares of any class, may be issued or disposed of by the Corporation to such persons and on such terms as the Board of Directors, in its absolute discretion, may deem advisable.”

3.           This Amendment to the Original Certificate was authorized by a vote of the Board of Directors of the Corporation and approved by the holders of at least a majority of the shares entitled to vote thereon, consisting solely of Common Stock, at a duly called meeting of shareholders of the Corporation at which a quorum was present.

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IN WITNESS WHEREOF, this each of the undersigned officers of the Corporation has executed this Certificate of Amendment and affirms the truth of the statements herein set forth under penalty of perjury this 22nd day of June, 2010.

Barry I. Regenstein
President

Gary Herman
Secretary